Exhibit 2

Announcement  |  Lisbon  |  16 July 2014

Material fact disclosed by Oi

Portugal Telecom, SGPS S.A. (“PT”) hereby informs on the material fact disclosed by Oi, S.A. (“Oi”), as detailed in the company’s document attached hereto.

Portugal Telecom, SGPS, SA Avenida Fontes Pereira de Melo, 40 1069-300 Lisbon Portugal	Public company Share capital Euro 26,895,375 Registered in the Commercial Registry Office of Lisbon and Corporation no. 503 215 058	Portugal Telecom is listed on the Euronext and New York Stock Exchange. Information may be accessed on the Reuters under the symbols PTC.LS and PT and on Bloomberg under the symbol PTC PL.	Nuno Vieira Investor Relations Director nuno.t.vieira@telecom.pt Tel.: +351 21 500 1701 Fax: +351 21 500 0800

www.telecom.pt

Oi S.A.

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.3.0029520-8

Publicly-Held Company

MATERIAL FACT

Memorandum of Understanding signed with Portugal Telecom in relation to Financial Investments in Rio Forte Investments S.A. commercial paper

Oi S.A. (“Oi”, Bovespa: OIBR3, OIBR4; NYSE: OIBR and OIBR.C), in compliance with art. 157, § 4 of Law No. 6.404/76, pursuant to CVM Instruction No. 358/02, hereby informs its shareholders and the market in general the following:

Rio Forte Securities

On this date, commercial paper in the amount of 847 million euros issued by Rio Forte Investments S.A. (“Rio Forte”) matured and was not paid. This commercial paper was the object of financial investments made by Portugal Telecom SGPS S.A. (“PT SGPS”) that were transferred to Oi in Oi’s capital increase of Oi on May 5, 2014 and are currently held by Oi’s subsidiaries, PT Portugal, SGPS, S.A. and Portugal Telecom International Finance B.V. (which we refer to as “Oi’s Subsidiaries”). The unpaid commercial paper establishes a cure period of seven business days for Rio Forte to make such payment.

On July 17, 2014, additional commercial paper of Rio Forte in the amount of 50 million euros will mature, which is also subject to the same cure period.

Signing of MOU with PT SGPS

On this date, Oi entered into a Memorandum of Understanding (“MOU”) with PT SGPS to establish the basis of an agreement between them in relation to financial investments in Rio Forte commercial paper (the “Securities”) made by the Oi Subsidiaries.

Principal Terms of the MOU

PT SGPS and the Oi Subsidiaries will conduct an exchange through which PT SGPS will deliver to Oi 474,348,720 Oi common shares and 948,697,440 Oi preferred shares (the “Exchanged Shares”), representing 16.6% of the voting capital and 16.6% of the total capital of Oi, and Oi, in return, will deliver the Securities to PT SGPS, for 100% of its face value, without additional payments (the “Exchange”). The number of shares to be delivered by PT SGPS to Oi, which will be held in Treasury, was agreed as the equivalent to the face value of the Securities. The consummation of the Exchange and the execution of definite agreements to be concluded within twenty (20) days from the date hereof (“Definitive Agreements”) are subject to the negotiation of definitive documents governing the Exchange, in addition to approval by an extraordinary general shareholders meeting of PT SGPS, approval by a Previous Meeting (reunião previa) of Telemar Participações S.A. (“TmarPart”), and approval by the Board of Directors of Oi.  Because this is a transaction involving Oi treasury stock, the implementation of the Exchange is subject to the approval of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários — CVM).

Oi (and/or the Oi Subsidiaries) will grant to PT SGPS a personal and nontransferable option (the “Option”) to purchase shares of Oi in the same amount and type as the Exchanged Shares (or, after the previously announced merger of shares between TmarPart and Oi, the shares of TmarPart issued to replace the Exchanged Shares), and the amount shall be adjusted to reflect changes that may result from any split or reverse split of the shares (the “Option Shares”).

The Option may be exercised in whole or in part, at any time, in accordance with the following terms and conditions:

(i)    Term: 6 (six) years, subject to the reduction of the number of Option Shares as follows:

Reduction Date	% of the Option Shares which will cease to be subject to the Option annually
From the 1st anniversary of the completion of the Exchange	10%
From the 2nd anniversary of the completion of the Exchange	18%
From the 3rd anniversary of the completion of the Exchange	18%
From the 4th anniversary of the completion of the Exchange	18%
From the 5th anniversary of the completion of the Exchange	18%
From the 6th anniversary of the completion of the Exchange	18%

(ii)   Exercise Price: R $ 1.8529 per Oi preferred share and R $ 2.0104 per Oi common share (and, as the case may be, R$2.0104 per TmarPart common share), restated by the CDI rate plus 1.5% per annum, calculated on a pro rata basis from the completion of the Exchange until the date of payment of the exercise price for the Option Shares for which the Option is exercised. The exercise price of the Option shall be paid in cash.

The terms and conditions of the Exchange and of the Option shall be established in the Definitive Agreements.

Other terms, corporate approvals and operation of the business combination of Oi and Portugal Telecom

As a result of the transactions contemplated in the Definitive Agreements, the agreements entered into on February 19, 2014 that regulate the operation of the business combination and of the shareholder bases of Oi and PT SGPS (the “Transaction”) will be amended to provide for, among other things: (i) the extension of deadlines for the completion of the Transaction; (ii) the necessary adjustment in the structure of the merger of PT SGPS into TmarPart (as previously disclosed to the market), so that the shareholders of PT SGPS have the opportunity to receive, as soon as possible, the TmarPart shares, in accordance with a legally valid structure to be determined by mutual agreement of the parties; and (iii) the limitation of voting rights of PT SGPS in the by-laws of TmarPart to a maximum of 7.5% (seven and a half percent). Such arrangements will be set out in the Definitive Agreements.

The MOU will remain in effect until the first to occur of (i) the date of execution of the Definitive Agreements, and (ii) September 8, 2014.

Other Information

Oi emphasizes that the conclusion of the MOU will enable the Transaction, as announced in October 2013 and in February 2014, to continue to be implemented, aiming to migrate TmarPart to the Novo Mercado segment of the BM&FBOVESPA, with the highest standards of corporate governance, to increase liquidity of the shares, with dispersion of ownership in the market, and accelerating the synergies created by the Transaction.

With the transfer of Securities to PT SGPS, PT SGPS will be solely responsible for negotiating payment terms with Rio Forte and for decisions relating to the Securities. Oi, as the parent company of PT Portugal, will lend documentary support to PT SGPS to enable it to take the measures necessary for it to recover debts represented by Securities.

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Oi will keep its shareholders and the market informed regarding the conclusion of the Transaction and any other events that may affect its terms and conditions.

Rio de Janeiro, July 15, 2014.

Oi S.A.

Bayard De Paoli Gontijo

Chief Financial Officer and Investor Relations Officer

Additional Information and Where to Find It:

This communication is not an offering document and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval in any jurisdiction in which distribution of an offering document or such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that jurisdiction.

This communication contains information with respect to (1) the proposed merger of shares (incorporação de ações) between TmarPart and Oi, and (2) the proposed merger (incorporação) of Portugal Telecom with and into TmarPart.

In connection with the proposed merger of shares between TmarPart and Oi and the proposed merger of Portugal Telecom with and into TmarPart, TmarPart plans to file with the SEC (1) one or more registration statements on Form F-4, containing a prospectus or prospectuses which will be mailed to shareholders of Oi and Portugal Telecom (other than non-U.S. persons as defined in applicable rules of the SEC), and (2) other documents regarding the proposed merger of shares and proposed merger.

We urge investors and security holders to carefully read the relevant prospectuses and other relevant materials when they become available as they will contain important information about the proposed merger of shares and proposed merger.

Investors and security holders will be able to obtain the documents filed with the SEC regarding the proposed mergers, when available, free of charge on the Commission’s website at www.sec.gov or from TmarPart, Oi or Portugal Telecom.

Special Note Regarding Forward-Looking Statements:

This communication contains certain forward-looking statements. Statements that are not historical facts, including statements regarding the beliefs and expectations of TmarPart, Oi or Portugal Telecom, business strategies, future synergies and cost savings, future costs and future liquidity are forward-looking statements. The words “will,” “may,” “should,” “could,” “anticipates,” “intends,” “believes,” “estimates,” “expects,” “plans,” “targets,” “goal” and similar expressions, as they relate to TmarPart, Oi or Portugal Telecom, are intended to identify forward-looking statements and are subject to a number of risks and uncertainties. There is no guarantee that the expected events, tendencies or expected results will actually occur. Such statements reflect the current views of management TmarPart, Oi or Portugal Telecom and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, corporate approvals, operational factors and other factors. Any changes in such assumptions or factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to TmarPart, Oi, Portugal Telecom or their affiliates, or persons acting on their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. Forward-looking statements speak only as of the date they are made. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC or of regulatory authorities in other applicable jurisdictions, TmarPart, Oi, Portugal Telecom and their affiliates do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements. You are advised, however, to consult any further disclosures TmarPart, Oi or Portugal Telecom make on related subjects in reports and communications TmarPart, Oi or Portugal Telecom file with the SEC.